Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report date October 16, 2020 relating to the balance sheets of Rentberry, Inc. as of December 31, 2019 and 2018 and the related statements of operations, changes in Stockholders’ Equity, and cash flows for the years then ended, and the related to notes to the financial statements.

Bumpers and Company

Wilmington, Delaware

March 19, 2021

(302) 798-3300 | Fax (302) 798-5231 | www.bumpersco.com

1104 Philadelphia Pike • Wilmington, Delaware 19809-2031